Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of The Princeton Review, Inc. and in the related Prospectuses:

(1)	Registration Statement (Form S-3 No. 333-116821) and related prospectus dated December 28, 2004,

(2)	Registration Statements (Form S-8 No. 333-63638 and Form S-8 No. 333-104136) pertaining to The Princeton Review, Inc. 2000 Stock Incentive Plan, and

(3)	Registration Statement (Form S-8 No. 333-77016) pertaining to The Princeton Review, Inc. 401(k) Employee Savings Plan

of our report dated April 28, 2005, with respect to The Princeton Review, Inc. management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting of The Princeton Review, Inc. included in this Form 10-K/A.

/s/ ERNST & YOUNG LLP

New York, New York
April 29, 2005